                                                                    Exhibit 99.1

                       H E I D R I C K  &  S T R U G G L E S

NEWS                                                       FOR IMMEDIATE RELEASE

                   HEIDRICK & STRUGGLES ELECTS THOMAS J. FRIEL
                     AS CHAIRMAN AND CHIEF EXECUTIVE OFFICER

CHICAGO (June 24, 2003)--Heidrick & Struggles International, Inc. (Nasdaq:
HSII), the world's premier executive search and leadership consulting firm, today announced that its Board of Directors has elected Thomas J. Friel as Chairman of the Board and Chief Executive Officer.

Friel, 55, joined Heidrick & Struggles in 1979 and has held numerous leadership positions with the company, including founding Managing Partner of the company's Silicon Valley office, Managing Partner of the Technology Practice, Managing Partner of the Asia Pacific region, and President of H&S Ventures. Subsequent to the company's initial public offering in 1999, he also was a member of the Board of Directors until 2002 when the Board transitioned to a majority of independent directors. Currently, Friel is serving as a Vice Chairman of Heidrick & Struggles, Chairman of the Technology Practice, and Chairman of the Leadership Services Group.

"Tom has enjoyed a lengthy track record of success at Heidrick & Struggles, both in terms of global management responsibilities and executive search execution. Above all, he is universally respected in the marketplace and among his peers as an innovative, energetic and effective leader," said Richard I. Beattie, Chair of Heidrick & Struggles' Board Governance and Nominating Committee. "Following a comprehensive search, involving both internal and external candidates, we are confident that Tom's exceptional combination of skills makes him the right person to take Heidrick & Struggles forward."

Added Friel: "Having spent most of my professional life with this proud firm, I am honored to take the leadership role as we begin our second half century. I look forward to working with my colleagues around the world as we help our clients face the challenges of a rapidly changing global marketplace."

Friel earned an M.B.A. from the Stanford University Graduate School of Business and a bachelor's degree in industrial engineering from Purdue University.

                                    - more -

Senior Chairman Gerard R. Roche, who has served as Acting CEO since the April 2003 resignation of Piers Marmion, will return to his executive search practice full time and retain his position as Senior Chairman of the company.

"We are fortunate that we could turn to Gerry Roche for leadership, both as the head of the search team and as Acting CEO. Gerry embodies Heidrick & Struggles' high standards of quality," said Beattie.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world's premier provider of executive search and leadership consulting services. Currently, approximately 1,300 Heidrick & Struggles search professionals and employees operate from locations primarily in North America, Latin America, Europe, and Asia Pacific. For 50 years, Heidrick & Struggles has specialized in chief executive, board member and senior-level management search assignments for a broad spectrum of clients: multi-national corporations, mid-cap and start-up companies, nonprofit entities, educational institutions, foundations, associations and governmental units. The company is expanding its range of complementary services to offer solutions to senior management teams for their leadership needs, including executive assessment, interim executive placement, and professional development. For more information about Heidrick & Struggles, visit www.heidrick.com.

                                      # # #

Contact
Eric Sodorff (media)
312-496-1613 or esodorff@heidrick.com
Lynn McHugh (analysts)
312-496-1593 or lmchugh@heidrick.com